EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AMERICAN FINANCE TRUST ANNOUNCES THIRD QUARTER 2019 RESULTS

New York, November 6, 2019 - American Finance Trust, Inc. (Nasdaq: AFIN) (“AFIN” or the “Company”), a real estate investment trust focused on acquiring and managing a diversified portfolio of primarily service-oriented12 and traditional retail and distribution related commercial real estate properties in the U.S., announced today its financial and operating results for the third quarter ended September 30, 2019.

Third Quarter 2019 Highlights

•	Revenue was $72.9 million, down 3% compared to $74.9 million for the third quarter 2018

•	Net loss attributable to common stockholders was $2.9 million, or $0.03 per diluted share, compared to a net loss of $27.2 million, or $0.26 per diluted share, for the third quarter 2018

•	Funds from Operations (“FFO”) was $25.0 million, or $0.24 per diluted share up $0.17 per share from $7.9 million, or $0.07 per diluted share, for the third quarter 2018

•	Adjusted Funds from Operations (“AFFO”) was $23.4 million, or $0.22 on a per share basis, compared to $24.9 million or $0.24 on a per share basis, in the prior year third quarter

•	Cash net operating income (“NOI”) grew by 4% to $55.2 million compared to $53.0 million for the third quarter 2018

•	Closed on the acquisition of 69 properties for $178.8 million[1] at a 7.2% weighted average cash capitalization rate[4] and a weighted-average capitalization rate[2] of 7.7%

•	Closed acquisitions increase annualized straight-line rent[3] by $13.6 million which, due to closings at the end of the third quarter, will have full impact in fourth quarter 2019

•
Over $360.0 million in year to date acquisitions at a weighted average cash capitalization[4] rate of 7.2% and a weighted average capitalization rate of 8.0% with 12.8 years of average remaining lease term[5]

•	Liquidity[6] of $255.4 million to be used for future acquisitions to the extent available

•	Total multi-tenant occupancy increased to 89.1%[7] from 85.1% in the prior quarter and executed occupancy[8] grew to 90.2% from 88.0% in prior quarter

•	74.6% of tenants in single-tenant portfolio and 38.5% of anchor tenants[9] in multi-tenant portfolio rated as investment grade or implied investment grade[10]

•	Annual rent escalators[11] averaging 1.3% per year in 81.0% of leases provide contractually embedded rent growth

CEO Comments

Michael Weil, Chief Executive Officer, commented, “We produced another quarter of strong growth as we continued to execute on our acquisition and leasing strategy. We closed on $179 million of primarily service retail acquisitions, including a $143 million dialysis portfolio, in which 88% of the annualized straight-line rent is guaranteed by either DaVita or Fresenius, two industry leading publicly traded companies. These acquisitions added $14 million to our annualized straight-line rent and the full benefit of these acquisitions will impact earnings in the fourth quarter. Combined with ongoing leasing in the multi-tenant portfolio, our portfolio occupancy increased by 180 bps over the prior quarter, including seasonal leases. Closed and pipeline acquisitions for the year stand at $419 million at a 7.2% weighted average cash cap rate and an 7.9% weighted average cap rate with almost 13 years of average remaining lease term. We look forward to realizing the full benefit of our late-quarter acquisitions as we continue building on our strong growth to close out the year.”

Financial Results

	Three Months Ended September 30,
(In thousands, except per share data)	2019	2018
Revenue from tenants	$72,863	$74,888

Net loss attributable to common stockholders	$(2,931)	$(27,245)
Net loss per common share (a)	$(0.03)	$(0.26)

FFO attributable to common stockholders	$24,992	$7,872
FFO per common share (a)	$0.24	$0.07

AFFO attributable to common stockholders	$23,368	$24,928
AFFO per common share (a)	$0.22	$0.24
(a) All per share data based on 106,139,668 and 105,905,281 diluted weighted-average shares outstanding for the three months ended September 30, 2019 and 2018, respectively.

Real Estate Portfolio

The Company’s portfolio consisted of 771 net lease properties located in 46 states and the District of Columbia and comprised 18.2 million rentable square feet as of September 30, 2019. Portfolio metrics include:

•	95.2% leased with 8.9 years remaining weighted-average lease term

•	81.0% of leases have contractual rent increases of 1.3% on average based on annualized straight-line rent

•	74.6% of single-tenant portfolio and 38.5% of multi-tenant portfolio anchor tenant annualized straight-line rent derived from investment grade or implied investment grade tenants

•	79% retail properties, 11% distribution properties and 10% office properties (based on an annualized straight-line rent)

•	71% of the retail portfolio focused on either service[12] or experiential retail[13] giving the company strong alignment with “e-commerce resistant” real estate

Property Acquisitions

During the three months ended September 30, 2019, the Company acquired 69 properties for an aggregate contract purchase price of $178.8 million at a weighted average capitalization rate of 7.7% of which 92% are leased to service retail tenants. Since 2017, 87% of all acquisitions have been properties leased to service retail tenants.

The Company’s acquisition pipeline as of October 15, 2019 includes 48 properties for an aggregate contract purchase price of $57.9 million. There can be no assurance that these acquisitions will be completed on their current terms, or at all.

Property Dispositions

The Company sold two properties during the third quarter of 2019 for $6.6 million, of which approximately $3.8 million was used to repay related mortgage debt.

Capital Structure and Liquidity Resources

As of September 30, 2019, the Company had a total borrowing capacity under its credit facility of $496.3 million. Of this amount, $317.7 million was outstanding under this facility as of September 30, 2019 and $178.6 million remained available for future borrowing14. As of September 30, 2019, the Company had $76.8 million of cash and cash equivalents. The Company’s net debt15 to gross asset value16 was 39.5%, with net debt of $1.6 billion.

The Company’s percentage of fixed rate debt was 80.6% as of September 30, 2019. The Company’s total combined debt had a weighted-average interest rate cost of 4.5%17, resulting in an interest coverage ratio of 2.7 times18.

During the third quarter of 2019, the Company raised gross proceeds of $111.0 million from the Company’s underwritten offering of Series A Preferred Stock in September 2019 and sales through its Preferred Stock ATM program. Also, the Company sold 432,247 shares Class A common stock, generating gross proceeds of $6.1 million, through its Common Stock ATM program.

Footnotes/Definitions

1 Represents the contract purchase price and excludes capitalized acquisition costs per GAAP.
2 Capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-line rental income that the property will generate under its existing lease. Capitalization rate is calculated by dividing the annualized straight-lined rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted-average capitalization rate is based upon square feet.
3 Annualized straight-line rent is calculated using the most recent available lease terms as of September 30, 2019.
4 Cash capitalization rate is a rate of return on a real estate investment property based on the expected, annualized cash rental income during the first year of ownership that the property will generate under its existing lease. For acquisitions, cash capitalization rate is calculated by dividing the annualized cash rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property.
5 The weighted-average remaining lease term (years) is based on annualized straight-line rent as of September 30, 2019.
6 Liquidity includes the amount available for future borrowings under the Company’s credit facility of $178.6 million and cash and cash equivalents. The $178.6 million is net of $2.7 million in letters of credit posted against the amount available for future borrowings as of September 30, 2019. In accordance with the Company's credit facility, the Company is permitted to pay distributions in an aggregate amount not exceeding 105% of Modified FFO for any applicable period (commencing with the period of two consecutive fiscal quarters ended on September 30, 2019) if, as of the last day of the period, the Company is able to satisfy a maximum leverage ratio after giving effect to the payments and also has a combination of cash, cash equivalents and amounts available for future borrowings under the credit facility of not less than $60.0 million. As of September 30, 2019, we satisfied these conditions.
7 Approximately 1.6% of the increase was through new long term leases, while the other 2.3% came through seasonal leasing activity that we expect to be in place for parts of the third and fourth quarter.
8 Includes all leases where the tenant has taken possession as of September 30, 2019 as well as all leases executed by both parties as of September 30, 2019 where the tenant has yet to take possession as of such date.
9 Anchor tenants are defined as tenants that occupy over 10,000 square feet of one of the Company’s multi-tenant properties.
10 As used herein, investment grade includes both actual investment grade ratings of the tenant or guarantor, if available, or implied investment grade. Implied investment grade may include actual ratings of tenant parent, guarantor parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or by using a proprietary Moody’s analytical tool, which generates an implied rating by measuring a company’s probability of default. Ratings information is as of September 30, 2019. Single-tenant portfolio tenants are 45.8% actual investment grade rated and 28.8% implied investment grade rate. Anchor tenants in the multi-tenant portfolio are 23.3% actual investment grade rated and 15.2% implied investment grade rated.
11 Based on annualized straight-line rent as of September 30, 2019. Contractual rent increases include fixed percent or actual increases, or CPI-indexed increases.
12 Service retail is defined as single-tenant retail properties leased to tenants in the retail banking, restaurant, grocery, pharmacy, gas/convenience, healthcare, and auto services sectors
13 Experiential retail is defined as multi-tenant properties leased to tenants in the restaurant, discount retail, entertainment, salon/beauty, and grocery sectors, among others.
14 The borrowing capacity and availability for future borrowings under the Company’s credit facility is based on the borrowing base thereunder, which is the pool of eligible otherwise unencumbered real estate assets as September 30, 2019.
15 Total debt of $1.6 billion less cash and cash equivalents of $76.8 million as of September 30, 2019. Excludes the effect of deferred financing costs, net, mortgage premiums, net and includes the effect of cash and cash equivalents.
16 Defined as the carrying value of total assets plus accumulated depreciation and amortization as of September 30, 2019.
17 Weighted based on the outstanding principal balance of the debt.
18 The interest coverage ratio is calculated by dividing adjusted EBITDA by cash paid for interest (interest expense less amortization of deferred financing costs, net, and change in accrued interest and amortization of mortgage premiums on borrowings) for the quarter ended September 30, 2019.

Webcast and Conference Call

AFIN will host a webcast and call on November 7, 2019 at 11:00 a.m. ET to discuss its financial and operating results. This webcast will be broadcast live over the Internet and can be accessed by all interested parties through the AFIN website, www.americanfinancetrust.com, in the “Investor Relations” section.

Dial-in instructions for the conference call and the replay are outlined below.

To listen to the live call, please go to AFIN’s “Investor Relations” section of the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the AFIN website at www.americanfinancetrust.com.

Live Call
Dial-In (Toll Free): 1-888-317-6003
International Dial-In: 1-412-317-6061
Canada Dial-In (Toll Free): 1-866-605-3851
Participant Elite Entry Number: 7075377

Conference Replay*
Domestic Dial-In (Toll Free): 1-877-344-7529
International Dial-In: 1-412-317-0088
Canada Dial-In (Toll Free): 1-855-669-9658
Conference Number: 10136183
*Available one hour after the end of the conference call through February 7, 2020.

About American Finance Trust, Inc.

American Finance Trust, Inc. (Nasdaq: AFIN) is a publicly traded real estate investment trust listed on the Nasdaq focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

 Supplemental Schedules

The Company will file supplemental information packages with the Securities and Exchange Commission (the “SEC”) to provide additional disclosure and financial information. Once posted, the supplemental package can be found under the “Presentations” tab in the Investor Relations section of AFIN’s website at www.americanfinancetrust.com and on the SEC website at www.sec.gov.

Important Notice
The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of AFIN’s Annual Report on Form 10-K for the year ended December 31, 2018 filed on March 7, 2019 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in AFIN’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and AFIN undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:
Investors and Media:
Email: investorrelations@americanfinancetrust.com
Phone: (866) 902-0063

American Finance Trust, Inc.
Consolidated Balance Sheets
(In thousands. except share and per share data)

	September 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Real estate investments, at cost:
Land	$669,879	$629,190
Buildings, fixtures and improvements	2,637,538	2,441,659
Acquired intangible lease assets	443,468	413,948
Total real estate investments, at cost	3,750,885	3,484,797
Less: accumulated depreciation and amortization	(502,215)	(454,614)
Total real estate investments, net	3,248,670	3,030,183
Cash and cash equivalents	76,838	91,451
Restricted cash	19,665	18,180
Deposits for real estate acquisitions	115	3,037
Goodwill	—	1,605
Deferred costs, net	17,063	16,222
Straight-line rent receivable	44,253	37,911
Operating lease right-of-use assets	19,083	—
Prepaid expenses and other assets	21,267	19,439
Assets held for sale	10,108	44,519
Total assets	$3,457,062	$3,262,547

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgage notes payable, net	$1,309,852	$1,196,113
Credit facility	317,700	324,700
Below market lease liabilities, net	83,308	89,938
Accounts payable and accrued expenses (including $958 and $2,634 due to related parties as of September 30, 2019 and December 31, 2018, respectively)	28,452	28,383
Operating lease liabilities	19,315	—
Derivative liabilities, at fair value	—	531
Deferred rent and other liabilities	9,952	13,067
Dividends payable	2,830	80
Total liabilities	1,771,409	1,652,812

7.50% Series A cumulative redeemable perpetual preferred stock, $0.01 par value, liquidation preference $25.00 per share, 6,796,000 shares authorized, 6,036,056 issued and outstanding as of September 30, 2019 and no shares issued and outstanding as of December 31, 2018	60	—
Common stock, $0.01 par value per share, 300,000,000 shares authorized, 106,677,866 and 106,230,901 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	1,067	1,063
Additional paid-in capital	2,567,059	2,412,915
Accumulated other comprehensive loss	—	(531)
Distributions in excess of accumulated earnings	(898,493)	(812,047)
Total stockholders’ equity	1,669,693	1,601,400
Non-controlling interests	15,960	8,335
Total equity	1,685,653	1,609,735
Total liabilities and equity	$3,457,062	$3,262,547

American Finance Trust, Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30,
	2019	2018
Revenue from tenants	$72,863	$74,888

Operating expenses:
Asset management fees to related party	6,545	5,849
Property operating expense	12,398	13,497
Impairment of real estate investments	—	1,172
Acquisition, transaction and other costs [1]	489	1,549
Listing fees	—	4,988
Vesting and conversion of Class B Units	—	15,786
Equity-based compensation [2]	3,217	2,240
General and administrative	3,573	6,086
Depreciation and amortization	29,901	35,332
Total operating expenses	56,123	86,499
Operating income (loss) before gain on sale of real estate investments	16,740	(11,611)
Gain on sale of real estate investments	1,933	1,328
Operating income (loss)	18,673	(10,283)
Other income (expense):
Interest expense	(18,569)	(17,017)
Other income	48	9
Total other expense, net	(18,521)	(17,008)
Net income (loss)	152	(27,291)
Net (income) loss attributable to non-controlling interests	(4)	46
Preferred stock dividends	(3,079)	—
Net loss attributable to common stockholders	$(2,931)	$(27,245)

Basic and Diluted Net Loss Per Share:
Net loss per share attributable to common stockholders — Basic and Diluted	$(0.03)	$(0.26)
Weighted-average shares outstanding — Basic and Diluted	106,139,668	105,905,281
______

[1] For the three months ended September 30, 2019, includes litigation costs related to AFIN’s 2017 merger with American Realty Capital - Retail Centers of America, Inc. (the “Merger”) of $0.2 million. For the three months ended September 30, 2018, includes litigation costs related to the Merger of $0.4 million that were previously classified as general and administrative expenses.

[2] For the three months ended September 30, 2019, includes expense related to the Company’s restricted common shares of $0.3 million. For the three months ended September 30, 2018, includes expense related to the Company’s restricted common shares of $0.1 million that was previously classified as general and administrative expenses.

American Finance Trust, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended September 30,
	2019	2018
Adjusted EBITDA
Net income (loss)	$152	$(27,291)
Depreciation and amortization	29,901	35,332
Interest expense	18,569	17,017
Impairment of real estate investments	—	1,172
Acquisition, transaction and other costs [1]	489	1,549
Listing fees	—	4,988
Vesting and conversion of Class B Units	—	15,786
Equity-based compensation [2]	3,217	2,240
Gain on sale of real estate investments	(1,933)	(1,328)
Other income	(48)	(9)
Adjusted EBITDA	50,347	49,456
Asset management fees to related party	6,545	5,849
General and administrative	3,573	6,086
NOI	60,465	61,391
Amortization of market lease and other intangibles, net	(2,503)	(5,766)
Straight-line rent	(2,716)	(2,589)
Cash NOI	$55,246	$53,036

Cash Paid for Interest:
Interest expense	$18,569	$17,017
Amortization of deferred financing costs, net and change in accrued interest	(725)	(1,734)
Amortization of mortgage premiums on borrowings	839	857
Total cash paid for interest	$18,683	$16,140
______

[1] For the three months ended September 30, 2019. includes litigation costs related to the Merger of $0.2 million. For the three months ended September 30, 2018, includes litigation costs related to the Merger of $0.4 million that were previously classified as general and administrative expenses.

[2] For the three months ended September 30, 2019, includes expense related to the Company’s restricted common shares of $0.3 million. For the three months ended September 30, 2018, includes expense related to the Company’s restricted common shares of $0.1 million that was previously classified as general and administrative expenses.

American Finance Trust, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net (loss) income attributable to common stockholders (in accordance with GAAP)	$(2,931)	$(27,245)	$1,726	$(23,885)
Impairment of real estate investments	—	1,172	827	10,057
Depreciation and amortization	29,901	35,332	92,911	107,269
Gain on sale of real estate investments	(1,933)	(1,328)	(19,171)	(29,590)
Proportionate share of adjustments for non-controlling interest to arrive at FFO	(45)	(59)	(121)	(161)
FFO attributable to common stockholders [1]	24,992	7,872	76,172	63,690
Acquisition, transaction and other costs [2]	489	1,549	3,235	5,941
Litigation cost reimbursements related to the Merger [3]	—	—	(1,948)	—
Listing fees	—	4,988	—	4,988
Vesting and conversion of Class B Units	—	15,786	—	15,786
Amortization of market lease and other intangibles, net	(2,503)	(5,766)	(6,065)	(9,444)
Straight-line rent	(2,716)	(2,589)	(5,478)	(7,382)
Amortization of mortgage premiums on borrowings	(839)	(857)	(2,472)	(2,693)
Mark-to-market adjustments	—	—	—	(72)
Equity-based compensation [4]	3,217	2,240	9,506	2,331
Amortization of deferred financing costs, net and change in accrued interest	725	1,734	5,116	5,279
Goodwill impairment [5]	—	—	1,605	—
Proportionate share of adjustments for non-controlling interest to arrive at AFFO	3	(29)	(3)	(25)
AFFO attributable to common stockholders [1]	$23,368	$24,928	$79,668	$78,399
______

[1] FFO and AFFO for the nine months ended September 30, 2019 includes income from a lease termination fee of $7.6 million, which is recorded in Revenue from tenants in the consolidated statements of operations. While such termination payments occur infrequently, they represent cash income for accounting and tax purposes and as such management believes they should be included in both FFO and AFFO, consistent with what we believe to be general industry practice.

[2] Primarily includes prepayment costs incurred in connection with early debt extinguishment as well as litigation costs related to the Merger which are included as an adjustment in the calculation above beginning in the fourth quarter of 2018, and were not presented as an adjustment in our or our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018.

[3] Included in "Other income" in the Company's consolidated statement of operations.

[4] Includes expense related to the amortization of the Company’s restricted common shares and LTIP Units related to its multi-year outperformance agreement, which were previously presented in separate lines within the table above.

[5]	This is a non-cash item and is added back as it is not considered indicative of operating performance.

Non-GAAP Financial Measures
This release includes non-GAAP financial measures, including Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), Net Operating Income (“NOI”) and Cash Net Operating Income (“Cash NOI”). While NOI is a property-level measure, AFFO is based on our total performance and therefore reflects the impact of other items not specifically associated with NOI such as, interest expense, general and administrative expenses and operating fees to related parties. Additionally, NOI as defined here, includes an adjustment for straight-line rent which is excluded from AFFO. A description of these non-GAAP measures and reconciliations to the most directly comparable GAAP measure, which is net income, is provided below. Adjustments for unconsolidated partnerships and joint ventures are calculated to exclude the proportionate share of the non-controlling interest to arrive at FFO, AFFO and NOI attributable to stockholders.
Caution on Use of Non-GAAP Measures
FFO, AFFO, Adjusted EBITDA, NOI and Cash NOI should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP measures.
Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”), an industry trade group, definition (as we do), or may interpret the current NAREIT definition differently than we do, or may calculate AFFO differently than we do. Consequently, our presentation of FFO and AFFO may not be comparable to other similarly titled measures presented by other REITs.
We consider FFO and AFFO useful indicators of our performance. Because FFO and AFFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), FFO and AFFO presentations facilitate comparisons of operating performance between periods and between other REITs in our peer group.
As a result, we believe that the use of FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our performance, including relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. However, FFO and AFFO are not indicative of cash available to fund ongoing cash needs, including the ability to pay cash dividends. Investors are cautioned that FFO and AFFO should only be used to assess the sustainability of our operating performance excluding these activities, as they exclude certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred.
Funds from Operations and Adjusted Funds from Operations
Funds from Operations
Due to certain unique operating characteristics of real estate companies, as discussed below, the NAREIT, an industry trade group, has promulgated a performance measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. FFO is not equivalent to net income or loss as determined under GAAP.
We calculate FFO, a non-GAAP measure, consistent with the standards established over time by the Board of Governors of NAREIT, as restated in a White Paper and approved by the Board of Governors of NAREIT effective in December 2018 (the “White Paper”). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding depreciation and amortization related to real estate, gains and losses from sales of certain real estate assets, gain and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for consolidated partially-owned entities (including our Operating Partnership) and equity in earnings of unconsolidated affiliates are made to arrive at our proportionate share of FFO attributable to our stockholders. Our FFO calculation complies with NAREIT’s definition.
The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, and straight-line amortization of intangibles, which implies that the value of a real estate asset diminishes predictably over time, especially if not adequately maintained or repaired and renovated as required by relevant circumstances or as requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, because real estate values historically rise and fall with market conditions, including inflation, interest rates, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation and certain other items may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, among other things, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income.
Adjusted Funds from Operations
In calculating AFFO, we start with FFO, then we exclude certain income or expense items from AFFO that we consider to be more reflective of investing activities, such as fees related to the Listing, non-cash income and expense items and the income and expense effects of other activities that are not a fundamental attribute of our day to day operating business plan, such as amounts related to litigation arising out of the Merger. These amounts include legal costs incurred as a result of the litigation, portions of which have been and may in the future be reimbursed under insurance policies maintained by us. Insurance reimbursements are deducted from AFFO in the period of reimbursement. We believe that excluding the litigation costs and subsequent insurance reimbursements related to litigation arising out of the Merger helps to provide a better understanding of the operating performance of our business. Other income and expense items also include early extinguishment of debt and unrealized gains and losses, which may not ultimately be realized, such as gains or losses on derivative instruments and gains and losses on investments. In addition, by excluding non-cash income and expense items such as amortization of above-market and below-market leases intangibles, amortization of deferred financing costs, straight-line rent, vesting and conversion of the Class B Units and share-based compensation related to restricted shares and the 2018 OPP from AFFO, we believe we provide useful information regarding those income and expense items which have a direct impact on our ongoing operating performance. By providing AFFO, we believe we are presenting useful information that can be used to better assess the sustainability of our ongoing operating performance without the impact of transactions or other items that are not related to the ongoing performance of our portfolio of properties. AFFO presented by us may not be comparable to AFFO reported by other REITs that define AFFO differently.
In calculating AFFO, we exclude certain expenses which under GAAP are characterized as operating expenses in determining operating net income (loss). All paid and accrued merger, acquisition and transaction related fees and certain other expenses negatively impact our operating performance during the period in which expenses are incurred or properties are acquired will also have negative effects on returns to investors but are not reflective of our on-going performance. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income (loss). In addition, as discussed above, we view gains and losses from fair value adjustments as items which are unrealized and may not ultimately be realized and not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Excluding income and expense items detailed above from our calculation of AFFO provides information consistent with management’s analysis of our operating performance. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe AFFO provides useful supplemental information. We believe that in order to facilitate a clear understanding of our operating results, AFFO should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. AFFO should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity or ability to pay dividends.
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, Net Operating Income and Cash Net Operating Income.
We believe that Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization adjusted for acquisition and transaction-related expenses, fees related to the Listing, other non-cash items such as the vesting and conversion of the Class B Units, expense related to our multi-year outperformance agreement with the Advisor and including our pro-rata share from unconsolidated joint ventures, is an appropriate measure of our ability to incur and service debt. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, as a measure of our liquidity or as an alternative to net income as an indicator of our operating activities. Other REITs may calculate Adjusted EBITDA differently and our calculation should not be compared to that of other REITs.
NOI is a non-GAAP financial measure used by us to evaluate the operating performance of our real estate. NOI is equal to total revenues, excluding contingent purchase price consideration, less property operating and maintenance expense. NOI excludes all other items of expense and income included in the financial statements in calculating net income (loss). We believe NOI provides useful and relevant information because it reflects only those income and expense items that are incurred at the property level and presents such items on an unleveraged basis. We use NOI to assess and compare property level performance and to make decisions concerning the operations of the properties. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating expenses and acquisition activity on an unleveraged basis, providing perspective not immediately apparent from net income (loss). NOI excludes certain items included in calculating net income (loss) in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity or our ability to pay dividends.
Cash NOI, is a non-GAAP financial measure that is intended to reflect the performance of our properties. We define Cash NOI as NOI excluding amortization of above/below market lease intangibles and straight-line adjustments that are included in GAAP lease revenues. We believe that Cash NOI is a helpful measure that both investors and management can use to evaluate the current financial performance of our properties and it allows for comparison of our operating performance between periods and to other REITs. Cash NOI should not be considered as an alternative to net income, as an indication of our financial performance, or to cash flows as a measure of liquidity or our ability to fund all needs. The method by which we calculate and present Cash NOI may not be directly comparable to the way other REITs present Cash NOI.